Exhibit 99.1

PRESS RELEASE

Contact: Physicians Realty Trust John T. Thomas President and CEO (214) 549-6611 John W. Sweet (414) 978-6467	Investors: The Ruth Group Stephanie Carrington/David Burke 646 536-7017/7009 scarrington@theruthgroup.com dburke@theruthgroup.com

PHYSICIANS REALTY TRUST PURCHASES PREMIER ATLANTA MEDICAL OFFICE BUILDING

Milwaukee, WI, March 3, 2014 — Physicians Realty Trust (NYSE:DOC) (“the Company”), a self-managed healthcare properties REIT, announced today the  execution and closing of a contract to purchase the Peachtree Dunwoody Medical Center (the “Medical Center”), a premier multi-tenant medical office building located in the heart of Atlanta’s “Pill Hill” hospital market.  The purchase price was $36.6 million, representing a cap rate of approximately 7% based on the net operating income expected to be generated by the property in 2014.  The transaction closed on February 28, 2014.  The Company funded the purchase price with cash on hand and paid off the existing debt secured by the building.

In addition, on February 28, 2014, the Company completed its previously announced purchase of a medical office building located on the campus of Foundation Surgical Hospital in San Antonio, Texas. The building is 100% occupied and was purchased for a price of $6.8 million, representing a first year cash yield of 8%.

The Medical Center in Atlanta has approximately 131,000 rentable square feet and is 96% occupied with approximately 5,000 square feet available for rent.  Northside Hospital is the largest tenant in the building with  42,383 square feet including clinical office space, an ambulatory surgery center with seven operating rooms, an imaging center, and sleep medicine facilities.  Peachtree Orthopedics is the second largest tenant with 26,785 square feet consisting of clinical office space, an ambulatory surgery center, a physical therapy treatment facility, and an imaging center.  Collectively, these two tenants occupy over half of the building. The remainder of the space currently on lease is occupied by eight other tenants, including primary care physicians, specialists, and other healthcare providers.

John T. Thomas, President and CEO of Physicians Realty Trust, stated, “Peachtree Dunwoody Medical Center has a long history as the premier multi-tenant medical office building in Atlanta’s Pill Hill district, with close proximity to Northside Hospital’s flagship location, Emory-St. Joseph’s Hospital, and Scottish-Rite Children’s Hospital. The building is 96% occupied with long-standing high quality healthcare provider tenants and Physicians Realty Trust has the opportunity to lease the additional 5,000 square feet, further enhancing the net operating income potential of the property. We also have sufficient parking at the facility to expand the building by an additional 30,000 rentable square feet, providing an exciting opportunity for future growth at this facility.”

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company intends to elect to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Prospectus filed pursuant to Rule 424(b)(4) on December 6, 2013. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.